EXHIBIT 4.3

                           COCA-COLA ENTERPRISES INC.

                        1992 RESTRICTED STOCK AWARD PLAN
              (AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 7, 1994)

SECTION 1.  PURPOSE

     The purpose of the 1992 Restricted Stock Award Plan (the "Plan") is to advance the interest of Coca-Cola Enterprises Inc. (the "Company") and its Subsidiaries (as defined in Section 4) by stimulating officers' and employees' efforts to meet and exceed its business goals and strengthening their desire to remain in the service of the Company and its Subsidiaries through financial rewards that offer officers (including non-employee officers) and other key employees the opportunity to acquire a financial interest in the Company through grants of restricted shares of the Company's common stock ("Awards").

SECTION 2.  ADMINISTRATION

     The Plan shall be administered by a Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") from among its members and shall be comprised of not fewer than two members who shall be "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) and the regulations thereunder (including the transition rules of Proposed Treasury Regulations Section 1.162-27) of the Internal Revenue Code of 1986, as amended.

     The Committee shall determine the persons to whom and the times at which Awards will be granted, the number of shares to be awarded, the times within which the Awards may be subject to or released from forfeiture, the cancellation of any Award (with the consent of the holder thereof), and all other conditions of the Award. The terms and conditions of the Awards need not be the same with respect to each recipient.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations for the proper administration of the Plan, may make interpretations and may take other action in relation to the Plan as it deems necessary or advisable. Each interpretation or other action made or taken pursuant to the Plan shall be final and conclusive for all purposes and binding upon all persons, including but not limited to the Company, its Subsidiaries, the Committee, the Board, the affected recipients and their respective successors in interest. In addition to such other rights of indemnification as they have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against reasonable expenses (including, without limitation, attorneys' fees) incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they may be a party by reason of any action taken or failure to act in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the Certificate of Incorporation or Bylaws of the Company relating to indemnification of directors) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or members did not act in good faith and in a manner he, she or they reasonably believed to be in or not opposed to the best interests of the Company.

SECTION 3.  STOCK

     The stock to be issued under the Plan pursuant to the Awards shall be shares of common stock, $1 par value, of the Company (the "Stock"). The Stock shall be made available from authorized and unissued common stock of the Company or from shares of Stock held by the Company in its

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treasury. On or after February 7, 1994, the total number of shares of Stock that may be issued pursuant to the Awards under the Plan may not exceed 725,000 shares. Such number of shares shall be subject to adjustment in accordance with
Section 8. Shares of Stock that are issued pursuant to the Awards under the Plan and subsequently forfeited shall not be added back to the number of shares of Stock available to be issued under the Plan. Any of the 1,500,000 shares previously authorized for issuance under the Plan and not issued prior to February 7, 1994 shall not thereafter be available for issuance under the Plan.

SECTION 4.  ELIGIBILITY

     Awards may be granted to executive officers, other persons within the senior executive band and the executive band (including non-employee officers) of the Company and its Subsidiaries. "Subsidiary" shall mean any corporation or other business organization in which the Company owns, directly or indirectly, 25% or more of the voting stock or capital at the time of the granting of an Award. No recipient shall acquire, pursuant to the Awards granted under the Plan, more than 25% of the aggregate number of shares of Stock issuable pursuant to Awards under the Plan.

SECTION 5.  RESTRICTIONS UPON THE STOCK

     (a) Restrictions shall apply to all Stock awarded under the Plan and shall be removed solely on account of requisite increases in the price of the Stock within five years of the date of grant of an Award and to the extent described below:

          (1) If the fair market value of Stock under the Award increases by 50% from such value on the date of grant, determined as the average fair market value of the Stock over twenty consecutive trading days, all restrictions shall be removed from 50% of the Stock under the Award;

          (2) If the fair market value of Stock under the Award increases by 75% from such value on the date of grant, determined as the average fair market value of the Stock over twenty consecutive trading days, all restrictions shall be removed from 75% of the Stock under the Award;

          (3) If the fair market value of Stock under the Award increases by 100% from such value on the date of grant, determined as the average fair market value of the Stock over twenty consecutive trading days, all restrictions shall be removed from 100% of the Stock under the Award.

The Committee shall certify in writing that such increases have occurred before restrictions are removed from the certificates evidencing such Stock. Any stock from which restrictions have not been removed within five-years of the date of grants shall be forfeited to the Company.

     (b) Any Stock from which restrictions have not been removed shall be forfeited to the Company upon the termination of the employment of the recipient by the Company and its Subsidiaries for any reason (including, but not limited to, termination with or without cause) other than retirement, death or disability.

     (c) If a recipient retires, dies or becomes disabled at any time within the five years after an Award, the Stock from which restrictions have not been removed shall not be forfeited to the Company for three years from the date of retirement, death or disability, during which time restrictions upon the Stock may be removed upon occurrence of the price increases described in Section 5(a), except that in no event shall the period to which the provisions of Section 5(a) apply be extended past five years from the date of the Award.

     (d) For purposes of this Section 5, the "fair market value" of a share of Stock shall be the average of the high and low market prices on the applicable trading day or on the next preceding

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trading day, if such date is not a trading day, as reported on the New York
Stock Exchange -- Composite Transactions listing or as otherwise determined by the Committee.

     (e) Awards may contain such other provisions, not inconsistent with the provisions of the Plan, as the Committee shall determine to be appropriate at the time of the Award, including the removal of all forfeiture provisions contained in this Section and the nontransferability provisions of Section 6.

     (f) For non-employee officers, termination of services as an officer shall constitute termination of employment for purposes of this Plan, and termination of services as a non-employee officer at age 55 or older shall constitute retirement for purposes of this Plan.

     (g) As used in this Section 5, the term "retirement" shall mean a recipient's voluntary termination of employment on a date which is on or after the earliest date on which such recipient would be eligible for an immediately payable benefit pursuant to (i) for those recipients eligible for participation in the Company's Supplemental Retirement Plan, the terms of that Plan and (ii) for all other recipients, the terms of the Company's Employees' Pension Plan, assuming such recipients were eligible to participate in such Plan, or such comparable plan applicable to such recipient.

     (h) For purposes of this Section 5, a recipient's employment shall not be deemed to have terminated if the recipient obtains immediate employment with an Affiliate of the Company, and termination from such subsequent employment shall be deemed a termination from the Company unless the recipient obtains immediate retirement with the Company or its Subsidiaries. The 'Affiliate" shall include The Coca-Cola Company or any corporation or business entity in which The Coca-Cola Company owns, directly or indirectly, 25% or more of the voting stock or capital.

     (i) "Disability" shall be determined according to the definition of "permanent disability" in the Company's health and welfare plan in effect at the time of the determination.

SECTION 6.  NONTRANSFERABILITY OF AWARDS

     Shares of Stock subject to Awards shall not be transferable and shall not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of while the recipient is an officer or employee of the Company or an Affiliate (as defined in Section 5(h)) unless the restrictions described in Section 5 are removed.

SECTION 7.  RIGHTS AS A SHARE OWNER

     A recipient who receives an Award shall have rights as a share owner with respect to Stock covered by such Award to receive dividends in cash or other property or other distributions or rights in respect to such Stock, and to vote such Stock as the beneficial owner thereof.

SECTION 8.  ADJUSTMENT IN THE NUMBER OF SHARES

     In the event there is any change in the number of shares of Stock outstanding through the declaration of stock dividends, through stock splits or through recapitalization or merger, share exchange, consolidation, combination of shares or otherwise, the Committee or the Board shall make such adjustment, if any, as it may deem appropriate in the number of shares of Stock subject to an Award, the number available for Awards, or in the requisite price increases described in Section 5(a).

SECTION 9.  TAXES

     (a) If a recipient properly elects within 30 days of the date on which an Award is granted to include in gross income for federal income tax purposes an amount equal to the fair market value (on the date of grant of the Award) of the Stock subject to the Award, such person shall make

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arrangements satisfactory to the Committee to pay to the Company in the year of such Award any federal, state or local taxes required to be withheld with respect to such shares.

     (b) Each recipient who does not make the election described in subsection
(a) of this Section shall, no later than the date as of which the restrictions referred to in Section 5 and such other restrictions as may have been imposed as a condition of the Award lapse, pay to the Company, or make arrangements satisfactory to the Committee regarding payment, of any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock subject to such Award.

     (c) If the recipient shall fail to make the tax payments described in this
Section 9, the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the Stock subject to such Award.

SECTION 10.  RESTRICTIVE LEGEND AND STOCK POWER

     Each certificate evidencing Stock subject to an Award shall bear an appropriate legend referring to the restrictions applicable to such Award. Any attempt to dispose of Stock in contravention of such restrictions shall be ineffective. The Committee may adopt rules which provide that the certificates evidencing such shares may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the restrictions thereon shall have lapsed and may require as a condition of any Award that the recipient shall have delivered a stock power endorsed in blank relating to the Stock covered by such Award.

SECTION 11.  AMENDMENTS, MODIFICATION AND TERMINATION OF THE PLAN

     The Board or the Committee may terminate the Plan in whole or in part, may suspend the Plan in whole or in part from time to time, and may amend the Plan from time to time, including the adoption of amendments deemed necessary or desirable to qualify the Awards under the laws of the United States and various states (including tax laws) and under rules and regulations promulgated by the Securities and Exchange Commission with respect to persons who are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, or to correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted thereunder, without the approval of the share owners of the Company. However, no such action shall be taken without the approval of the share owners unless the Committee determines that approval of the share owners would not be necessary to retain the benefits of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or Section 162(m)(3)(C) of the Internal Revenue Code of 1986, as amended.

     No amendment or termination or modification of the Plan shall in any manner affect Awards theretofore granted without the consent of the recipient unless the Committee has made a determination that an amendment or modification is in the best interest of all persons to whom Awards have theretofore been granted.

     The Plan shall terminate when all shares of Stock subject to Awards under the Plan have been issued and are no longer subject to forfeiture under the terms hereof unless earlier terminated by the Board or the Committee.

SECTION 12.  GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Georgia and construed in accordance therewith.

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SECTION 13.  SECTION 16(B) OF THE SECURITIES EXCHANGE ACT OF 1934

     Any action taken by the Committee or the Board of Directors pursuant to the Plan, and any provision of the Plan, is null and void if it does not comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 and would otherwise result in liability under Section 16(b) of that Act.

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